SUPPLEMENT DATED JANUARY 20, 2021
to the following annuity prospectuses dated May 1, 2020

CRC® Compound Rate Contract
CRC Generations
CRC Harvestor
CRC Select I
CRC Select II
CRC Select III

ISSUED BY:
Talcott Resolution Life Insurance Company

This supplement updates certain information in your prospectus for insurance products issued by
Talcott Resolution Life Insurance Company

On January 18, 2021, the owners of Hopmeadow Holdings LP (“HHLP”), a parent of Talcott Resolution Life Insurance Company (“TL”), signed a definitive agreement to sell all of the equity interests in HHLP and its subsidiaries, including TL, to Sixth Street Partners, a global investment firm. The sale is subject to regulatory approval and the satisfaction of other closing conditions.

Talcott Resolution will continue to administer and provide all contractual benefits of your annuity. The terms, features and benefits of your insurance contract will NOT change as a result of the sale.

This Supplement Should Be Retained for Future Reference

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